Exhibit 14

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our reports dated December 14, 2010, for Legg Mason ClearBridge Capital Fund and Legg Mason ClearBridge Mid Cap Core Fund, each a series of Legg Mason Partners Equity Trust, as of October 31, 2010, incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” and in Appendix C: “Financial Highlights of Legg Mason ClearBridge Mid Cap Core Fund” in the Proxy Statement/Prospectus on Form N-14.

New York, New York

January 5, 2011